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                                                                    EXHIBIT 3(b)


     INVESTORS BROKERAGE SERVICES, INC. REGISTERED REPRESENTATIVE AGREEMENT


         This Agreement is entered into as of the _______ date of ______________, ________ by and between INVESTORS BROKERAGE SERVICES, INC. (hereinafter referred to as "Broker-Dealer") and _____________________________ (hereinafter referred to as "Registered Rep").

         WHEREAS, Broker-Dealer is a securities broker-dealer registered and qualified to transact business pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (The "NASD") and certain securities regulators;

         WHEREAS, Registered Rep is duly qualified and licensed to sell variable life insurance policies and variable annuity policies (together, "Variable Products"); and

         WHEREAS, the parties mutually desire to enter into this Agreement so that Registered Rep may sell and service Variable Products on behalf of Broker-Dealer;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions as hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                  AUTHORIZATION

         Broker-Dealer hereby authorizes Registered Rep to become one of its registered representatives and to execute securities transactions, including Variable Products sales, exclusively through it. Registered Rep hereby accepts that authorization.

                                   ARTICLE II
                          REGISTERED REP'S OBLIGATIONS

         SECTION 2.1 GENERAL. Registered Rep will solicit applications for insurance, collect premiums, fees and charges, countersign and deliver policies, reinstate and transfer insurance, assist policy holders and cooperate in reporting and handling claims, avoid conflicts of interest, comply with all laws and regulations, and cooperate with and advance the interests of Broker-Dealer, the registered representatives, and the policyholders.

         SECTION 2.2 COMPLIANCE WITH LAWS, RULES, REGULATIONS, ETC. All Registered Rep's activities in connection with the offer and sale of Variable Products shall conform to the requirements of state and federal securities laws, rules, regulations and interpretive guidance, the Conduct Rules of the NASD, and state insurance laws, rules, regulations and interpretive guidance.


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         SECTION 2.3  LICENSING AND REGISTRATION. Registered Rep shall remain:

         a. registered with the NASD and, if necessary, any applicable state securities regulatory authority; and

         b. Licensed as an insurance agent with authority to sell Variable Products in any State in which Registered Rep will sell such Variable Products.

Registered Rep shall take all steps necessary to keep all such registrations and licenses in force during the term of this Agreement.

         SECTION 2.4 COMPLIANCE MANUAL. Registered Rep(s) will familiarize and comply with, all the requirements set forth in the INVESTORS BROKERAGE SERVICES, INC. Compliance and Procedures Manual (the "Compliance Manual"), as it may be amended from to time and supplemented by addendums, attachments or compliance memoranda from Broker-Dealer. Without limiting the generality of the preceding sentence, Registered Rep shall comply with the customer compliant procedures and the filing and recordkeeping requirements set forth in the Compliance Manual.

         SECTION 2.5 MATERIAL STATEMENTS OR OMISSIONS. Registered Rep will not:

         a. make any material statements, either oral or written, regarding Variable Products which are untrue or misleading; or

         b. omit a material fact necessary in order to make any oral or written statements regarding Variable Products, in the light of the circumstances under which they were made, not misleading.

         SECTION 2.6 VARIABLE PRODUCTS OFFERED. Registered Rep shall offer, sell, and service only those Variable Products offered by Broker-Dealer, and shall not engage in any private securities transactions without prior written approval from Broker-Dealer. A "private securities transaction" would include, among other things, offering variable products or other securities that are not offered by Broker-Dealer, including any privately placed securities that are not registered with the Securities and Exchange Commission.

         SECTION 2.7 OUTSIDE ACTIVITIES AND SECURITIES DISCLOSURE FORM. Registered Rep shall complete the "Outside Activities and Securities Disclosure Form" attached hereto as Exhibit A, and will update this form as requested by Broker-Dealer promptly when any significant additions or changes to the information disclosed on the form arise, including new employers or sources of income, or significant changes in the amount of income from a previously specified source. Broker-Dealer may amend the form from time to time, and Registered Rep's obligations hereunder shall apply with equal force to any such amended form.


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         SECTION 2.8  CHANGES TO FORM U-4. Registered Rep shall immediately notify Broker-Dealer of any changes of information in Registered Rep's registration on Form U-4 including any changes to Registered Rep's address.

         SECTION 2.9 EDUCATION AND TRAINING MEETINGS. Registered Rep shall attend all mandatory educational and/or training meetings sanctioned by Broker-Dealer, including but not limited to the annual compliance meeting, scheduled by Broker-Dealer.

         SECTION 2.10 SUPERVISION OF EMPLOYEES. Registered Rep shall take such steps as necessary to ensure that none of Registered Rep's employees, whether registered or unregistered, engage in any activities that are not authorized under applicable law.

         SECTION 2.11 NOTIFICATION REQUIRED. Registered Rep shall immediately notify Broker-Dealer of:

         a. any action or fact which comes to Registered Rep's knowledge which may possibly constitute a violation of any law;

         b.   any investigations or inquiries by governmental agencies;

         c.   any judicial proceeding related to Registered Rep;

         e.   any other events as required under the Compliance Manual.

         SECTION 2.12 PERSONAL SERVICES REQUIRED. The fulfillment of this Agreement required Registered Rep's personal services, and Registered Rep will not directly or indirectly write or service insurance for any other company, other than Broker-Dealer's parent or affiliated companies or through any governmental or insurance industry plan or facility, or for any agent or broker, except in accordance with the terms of any written consent Broker-Dealer may give Registered Rep.

         SECTION 2.13 PREMIUM ACCOUNT. All funds collected on behalf of the issuing insurance company shall be held in trust by Registered Rep as the absolute property of the issuing insurance company, and Registered Rep will be responsible for these funds until they are safely transmitted to the issuing company. Registered Rep agrees to maintain a premium fund account for the issuing insurance company's benefit in a bank or similar financial institution, which the issuing insurance company may audit at any time, in which Registered Rep will promptly deposit all funds collected for the issuing insurance company's premiums, fees, or charges. Registered Rep further agrees to transmit all such funds and all insurance applications promptly as directed by Broker-Dealer.

         SECTION 2.14 ADVERTISING. Broker-Dealer and the issuing insurance company will advertise, provide promotional materials, and participate in the cost of Registered Rep's advertising, in accordance with policies determined from time to time by Broker-Dealer and the



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issuing insurance company. Registered Rep will not use advertisements or sales literature relating to Variable Products unless the advertisements or sales literature have been provided by Broker-Dealer.

         SECTION 2.15 EXPENSES. The expense of any office, including rental, furniture, and equipment; signs; supplies not furnished by Broker-Dealer; the salaries of Registered Rep's employees; telephone; postage; advertising; and all other charges or expense incurred by Registered Rep in the performance of this Agreement shall be incurred at Registered Rep's discretion and paid by Registered Rep.

         SECTION 2.16 OFFICE LOCATION. Registered Rep agrees that in the location or relocation of Registered Rep's office, Registered Rep will not unduly infringe on the established office location of any other registered representative. Registered Rep agrees that Registered Rep will not make any commitment to change office location without reasonable, at least 30 days, prior written notice to Broker-Dealer or establish any office in addition to Registered Rep's principal office without the prior approval of Broker-Dealer.

                                   ARTICLE III
                           NATURE OF THE RELATIONSHIP

         SECTION 3.1 INDEPENDENT CONTRACTOR. As a registered representative, Registered Rep is obliged to follow Broker-Dealer procedures and processes and to provide prompt, friendly, accurate, and cost effective service. Registered Rep is an independent contractor for all purposes. Registered Rep has full control of Registered Rep's daily activities, subject only to Broker-Dealer's obligation to supervise Registered Rep under the securities laws, with the right to exercise independent judgment as to time, place and manner of soliciting insurance, servicing policyholders, and other carrying out the provisions of this Agreement.

                                   ARTICLE IV
                                  COMPENSATION

         SECTION 4.1 COMPENSATION SCHEDULE. Registered Rep's sole compensation as a registered representative from Broker-Dealer shall be in the form of compensation earned from Variable Product sales and service. The Schedule of Payments attached hereto as Exhibit B sets forth the compensation to be paid to Registered Rep for Variable Product sales and service while this Agreement is in force.

         SECTION 4.2 WAIVER UNTIL BROKER-DEALER IN RECEIPT OF COMPENSATION. Registered Rep waives any right to compensation until Broker-Dealer is in receipt of such compensation from the issuing insurance company. Compensation will be payable by Broker-Dealer or its parent or affiliated companies.


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         SECTION 4.3  BONUSES, AWARDS, PRIZES, AND ALLOWANCES.  Broker-Dealer
reserves the right to fix and determine the amount, extent, and conditions of any bonuses, prizes and allowances.


                                    ARTICLE V
                              TERMINATION PAYMENTS

         SECTION 5.1 PAYMENT AFTER TERMINATION. If this Agreement is terminated and Registered Rep is subject to "disqualification," as that term is defined in the NASD's bylaws, then no termination payments will be paid to a Registered Rep who is subject to "disqualification," termination payments will be paid to Registered Rep or Registered Rep's legal representative in accordance with the provisions of Section 5.2.

         SECTION 5.2 TERMINATION PAYMENTS. If this Agreement is terminated and Registered Rep is not subject to "disqualification," Broker-Dealer will pay Registered Rep or Registered Rep's legal representative:

         a. on business written by Registered Rep under the Schedule of Payments attached hereto as Exhibit B.

              (i) any remaining writing compensation for the first through fifth policy years as would have been due and payable to Registered Rep if this Agreement had not been terminated; and

              (ii) if on the date of termination Registered Rep had five (5) or more years of combined service as an agent under the Farmers Agent's Agreement or Local Agent's Appointment, any remaining writing compensation for the sixth through fifteenth policy years as would have been due and payable to Registered Rep if this Agreement had not been terminated; and

         b. If the date of termination of this agreement coincides with the date of termination of the Farmers Agent's Agreement, and if on the date of termination Registered Rep has twenty five (25) or more years of combined service as an agent under the Farmers Agent's Agreement or Local Agent's Appointment, on business credited to Registered Rep's account on which service compensation is being paid to Registered Rep.

              (i)     On Variable Deferred Annuity policies a monthly amount
                      equal to three-fourths of one percent () (    ) of an
                      average monthly premium of any such policy; and

              (ii)    On Variable Universal Life policies a monthly amount equal
                      to one and one-half percent () (      ) of an average
                      monthly premium of any such



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                      policy beginning on the last day of the month next
                      following the month of termination of this Agreement and until the last day of the month in which Registered Rep's death occurs' except that no amount shall be paid on any policy made available for assignment by the termination of an Investors Brokerage Services, Inc. Registered Representative Agreement or by a release of policies pursuant to article X of this Agreement or Article _____ of any other Investors Brokerage Services, Inc. Registered Representative Agreement, and except that if Registered Rep is less than sixty five (65) years of age on the date of termination of this Agreement, amounts shall be reduced actuarially based on Registered Rep's lower age.

         c. The "average monthly premium" of a policy shall be calculated by dividing the total premium paid on the policy by the number of full months elapsed between its Policy date and termination of this Agreement, except that the "average monthly premium" for a
              policy in force less than (     ) months shall be no greater than:

              (i)     For a Variable Universal Life policy, (             ) of
                      the total Primary Compensation Premium paid on the base policy and any increases to base and added riders, and

              (ii)    For a Variable Deferred Annuity policy, ________ dollars
                      (            ).

         d. After Registered Rep and any spouse (if accepted as a payee) have died, or at any time Broker-Dealer owes, for each of three (3) consecutive periodic payments in this Section, less than __________ dollars ( ), Broker-Dealer may, in its sole discretion, change the frequency and amount of the periodic payments to payment or payments less frequent and of greater amount or amounts, but of equal present value.

         e. After Registered Rep and any spouse (if accepted as a payee) have died, or at any time Broker-Dealer owes, for each of three (3) consecutive periodic payments in this Section, less than dollars , Broker-Dealer may, in its sole discretion, change the frequency and amount of the periodic payments to payment or payments less frequent and of greater amount or amounts, but of equal present value. Any new amount or amounts shall reasonably consider the time value of money and any influence of policy persistency, agent mortality and other factors relevant to the payment frequency and amounts otherwise provided herein.


                                   ARTICLE VI
                     CONFIDENTIALITY; PROPRIETARY MATERIALS

         SECTION 6.1 CONFIDENTIALITY. Information regarding names, addresses, and ages of issuing insurance company policyholders; and the expiration of renewal dates of policies acquired or coming into Registered Rep's possession during the effective period of this



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Agreement, or any prior Agreement, except information and records of policyholders insured by the issuing insurance company pursuant to any governmental or insurance industry plan or facility, are trade secrets and confidential business information wholly owned by Broker-Dealer or its parent or affiliated companies. All forms, computer-related and electronic files, and other materials, whether furnished by Broker-Dealer or its parent or affiliated companies or purchased by Registered Rep, upon which this information is recorded shall be the sole and exclusive property of Broker-Dealer or its parent or affiliated companies. Registered Rep's possession of this information is only for use in carrying out Registered Rep's duties and responsibilities under this Agreement. Registered Rep shall take all reasonable steps to maintain the value and confidentiality of such information, including informing Registered Rep's employees of this responsibility, and assuring their compliance.

         SECTION 6.2 MANUALS, ETC. Broker-Dealer will furnish Registered Rep, without charge, manuals, forms, records, computer-related and electronic files, equipment, and such other materials, supplies and services as Broker-Dealer may specify from time to time. All such property furnished by Broker-Dealer shall remain the property of Broker-Dealer. In addition, Broker-Dealer will offer at Registered Rep's expense additional equipment, materials, supplies and services.


                                   ARTICLE VII
                       TERM, TERMINATION AND SURVIVABILITY

         SECTION 7.1 EFFECTIVE DATE AND TERM. This Agreement shall be effective on the date set out above on Page 1 hereof and shall continue until terminated as herein provided.

         SECTION 7.2. TERMINATION. This Agreement will terminate upon the death of Registered Rep. Either Registered Rep or Broker-Dealer has the right to terminate this Agreement by written notice delivered to the other or mailed to the other's last known address. The date of termination shall be the date specified in the notice, but in the event no date is specified, the date of termination shall be the date of delivery if the notice is delivered, or the date of the postmark, if the notice is mailed. Either Registered Rep or Broker-Dealer can accelerate the date of termination specified by the other by giving written notice of termination in accordance with this paragraph. This Agreement shall also terminate effective immediately upon the termination of the Farmers Agent's Agreement to which Registered Rep is a party.

         SECTION 7.3. RESTRICTIONS ON POST TERMINATION ACTIVITY. For a period of one year following termination of this Agreement, Registered Rep will not either personally or through any other person, agency, or organization:

         a: induce or advise any issuing insurance company policyholder credited to Registered Rep's account at the date of termination to lapse, surrender, or cancel any issuing insurance company coverage; or


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         b:   solicit any such policyholder to purchase any insurance coverage competitive with the insurance coverages sold by Broker-Dealer. In the event the "period of one year" conflicts with any statutory provision, such period shall be the period permitted by statute.

After termination of this Agreement Registered Rep agrees not to act or represent himself or herself in any way as an agent or representative of Broker-Dealer.

         SECTION 7.4 RETURN OF MATERIALS. Within ten days after the termination of this Agreement, all property belonging to Broker-Dealer shall be returned or made available for return to Broker-Dealer or its authorized representative. Without limiting the foregoing, Registered Rep shall promptly deliver to Broker-Dealer, without retaining any copies or excerpts thereof, the Compliance Manual, any other manuals, compliance memoranda, prospectuses, statements of additional information, advertising, sales materials, business cards and letterhead.

         SECTION 7.5 SURVIVABILITY. The agreements in Sections 5.1, 5.2, 6.1, 6.2, 7.3, 7.4, 9.11 and Article VIII shall survive the termination of this Agreement.


                                  ARTICLE VIII
                               DISPUTE RESOLUTION

         Any controversy between Broker-Dealer and Registered Rep arising out of, or relating to, this Agreement or the breach thereof may be settled by arbitration in accordance with the rules then in effect with the NASD at
(      ,       ). Any arbitration hereunder and award of the arbitrators, or of a majority of them, shall be final, and judgment may be entered in any court, state or federal, having jurisdiction.


                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 ASSIGNMENT. Since Broker-Dealer is relying on Registered Rep to carry out the provisions of this Agreement, neither the Agreement nor any interest thereunder can be sold, assigned, or pledged without prior written consent of Broker-Dealer.

         SECTION 9.2 ENTIRE AGREEMENT. This Agreement constitutes the sole and entire Agreement between the parties hereto, and no change, alteration, or modification of the terms of this Agreement may be made except by agreement in writing signed by an authorized representative of the Broker-Dealer and accepted by Registered Rep. This Agreement supersedes all prior commitments, inducements, promises, negotiations, representations, obligations, conditions, or agreements, oral or written, between Broker-Dealer, its representatives, and Registered Rep, except with respect to compensation owing to Registered Rep under Schedules of Payment under Registered Rep's immediately preceding Investors Brokerage Services, Inc. Registered Representative Agreement, if any, and with respect to



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compensation overpayments or any other amounts owed Broker-Dealer or its parent or affiliated companies by Registered Rep. All payments for termination by death or for termination other than by death which otherwise might have become payable to Registered Rep under the terms of prior agreements with Broker-Dealer are hereby waived by Registered Rep.

         SECTION 9.3 WAIVER. Failure of any party to enforce any provision of this Agreement will not constitute a course or waiver in the future of the right to enforce the same or any other provision.

         SECTION 9.4 SEVERABILITY. The parties to this Agreement desire and intend that the terms and conditions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each state or jurisdiction in which enforcement is sought. The parties agree specifically that, if any particular term or condition of this Agreement is adjudicated, or becomes by operation of law, invalid or unenforceable, this Agreement will be deemed amended to delete the portion that is adjudicated, or that becomes by operation of law, invalid or unenforceable. The deletion or reduction will apply only with respect to the operation of the term or condition, and the remainder of the Agreement will remain in full force and effect. A deletion or reduction resulting from any adjudication will apply only with respect to the operation of that term in the particular jurisdiction in which the adjudication is made.

SECTION 9.5   NOTICE.

         a.   To Broker-Dealer

              Investors Brokerage Services, Inc.
              1 Kemper Drive
              Long Grove, IL  60049-0001
              Phone:      (800) 323-8215
              Fax:        (847) 555-5525

         with a copy to Registered Rep's Regional Agency Resources Department.

         b.   To Registered Rep:

              Registered Rep's Office Address.

         SECTION 9.6 GOVERNING LAW. The validity, enforceability, and interpretation of this Agreement shall be construed according to the laws of the State of _________.

         SECTION 9.7 HEADINGS. The headings in this Agreement are inserted for convenience only and will not constitute a part hereof.

         SECTION 9.8 SET OFF. Any amount (exclusive of premiums due on Registered Rep's personal policies with the issuing insurance company) at any time owning by Registered Rep to



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Broker-Dealer or its parent or affiliated companies shall be a first lien on any payment due or thereafter becoming due Registered Rep under any of the provisions of this Agreement, and Broker-Dealer is authorized to deduct such indebtedness from any such payment due or thereafter becoming due to Registered Rep from Broker-Dealer.

         SECTION 9.9 CHARGEBACKS. If any application is rejected or any policy is surrendered or canceled, in whole or in part, for any reason, before the expiration of the policy period, or if any premium is reduced or an overpayment made to Registered Rep, the compensation paid to Registered Rep on the amount returned or credited to the policyholder or the amount overpaid to Registered Rep shall be charged to Registered Rep and shall constitute an indebtedness of Registered Rep to Broker-Dealer.

         SECTION 9.10 RIGHT TO PRESCRIBE. Broker-Dealer and the issuing insurance company retain the right to prescribe: all policy forms and provisions; premiums, fees, and charges for insurance and services; rules governing the binding, acceptance, renewal, rejection, or cancellation of risks, and adjustments and payment of losses; and limitations on the submission of applications by individual registered representatives, by market area, by line of coverage, by policy type, by company, or by other means.

         SECTION 9.11 REPRESENTATION. Registered Rep will not represent Registered Rep as having any powers except those authorized by this Agreement and subject to any applicable law. Without limiting the foregoing, Registered Rep shall not have the authority to extend the times of payment of any premium, or to alter, waive, or forfeit any of the issuing insurance company's rights, requirements, or conditions in any policy of insurance, or otherwise obligate Broker-Dealer or issuing insurance company in any way except as stated in this Agreement or expressly authorized under the rules and regulations of Broker-Dealer or as otherwise authorized in writing by Broker-Dealer.

         SECTION 9.12 TRANSFER OF POLICIES. Broker-Dealer will leave in Registered Rep's account all policies credited to Registered Rep's account so
long as the policyholder resides within a (    ) mile radius of Registered Rep's
principal place of business and within a State in which Registered Rep is duly licensed, except that Broker-Dealer may:

         a. if service compensation is suspended, reduced or eliminated pursuant to Section IV. G, Section IV. H and/or Section IV. I of the Schedule of Payments attached hereto as Exhibit B, transfer the Variable Products credited to Registered Rep's account to the accounts of other registered representatives or to Broker-Dealer for servicing; and

         b. after prior written notice to Registered Rep, transfer any policy to the account of another registered representative when the policyholder makes a bona fide request in writing.

Registered Rep will respect the rights and interests of Registered Rep's fellow registered representatives in policies credited to their accounts by refraining from raiding or otherwise



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diverting policies from their accounts to Registered Rep's account. Registered
Rep shall neither directly nor indirectly attempt to divert policies to Registered Rep's own account from unassigned accounts or from those of other registered representatives, or from Registered Rep's own account to the accounts of other registered representatives.


                                    ARTICLE X
                               RELEASE OF POLICIES

         In the event of a release of policies pursuant to Section VI of the Farmers Agent's Agreement or Section _____ of another Farmers Agent's Agreement, the Variable Products held by policyholders and members of the household of such policyholders whose automobile insurance policies are released shall likewise be released, and Broker-Dealer will pay with respect to the Variable Products released by Registered Rep the termination payments in accordance with Section
5.2 of this Agreement, as those provisions may be applicable.

         IN WITNESS WHEREOF, Broker-Dealer has caused this Agreement to be executed on its behalf by its authorized representative, to be effective on the date above set out on Page 1 hereof, upon its acceptance in writing by Registered Rep on Form RRAA98(AA97), Registered Rep's Acceptance of Agreement, transmitted to Broker-Dealer.

                                       INVESTORS BROKERAGE SERVICES, INC.



                                       By:
                                            ------------------------------------
                                            Authorized Representative


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